EXHIBIT 21.1

                                  Subsidiaries:

                                STV Incorporated
                              STV Architects, Inc.
                         STV Construction Services, Inc.
                             STV Environmental, Inc.
                             STV International, Inc.
                           STV/Silver & Ziskind, Inc.